Exhibit 10.23

Confidential
December 7, 2017
Via Hand Delivery
Shauna Vernal
[ADDRESS]
[ADDRESS]

Re: Executive Separation Agreement (the “Agreement”)

Dear Shauna,
This confirms that your position as Chief Legal Officer (“CLO”) and Corporate Secretary with Inovalon, Inc. and Inovalon Holdings, Inc. (collectively, the “Company”) will terminate effective November 30, 2017. If you agree to the terms and conditions in this Agreement, you will remain an employee of the Company through December 31, 2017 (the “Termination Date”). You will receive regular base pay through that date.
The Company is prepared to enter into this Agreement with you, which provides you certain benefits to which you otherwise are not entitled, provided that you agree to all the terms set forth below.
1.Severance. In addition to regular base pay through December 31, 2017, the Company is prepared to make an additional payment to you, subject to the terms and conditions in this Agreement. Specifically, the Company will pay you (i) $150,000, representing an amount equivalent to six months of regular base pay, plus (ii) an additional amount equal to $2,970, less applicable taxes and withholdings (such amounts collectively referred to as, “Severance Pay”). Provided that you have executed the Waiver and Release Agreement attached hereto as Exhibit A (the “Release”) and any revocation periods described therein have expired within sixty (60) days of the Termination Date (such 60 day period, the “Release Effective Date”), the Severance Pay will be paid out in equal installments following the Release Effective Date through June 30, 2018, in accordance with Company’s regular payroll schedule. Any amounts of Severance Pay that would otherwise be scheduled to be paid out prior to the Release Effective Date will accrue and be paid out on the first payroll date that follows the Release Effective Date.
Through November 30th, you agree that you have fulfilled your current responsibilities to the Company as CLO and Corporate Secretary. Although you will not be required to come into the office after November 30th, you also agree that you will be available, upon request, through the Termination Date to assist with any transitional matters.
During the time period that you are receiving payments against the Severance Pay, if you are rehired by the Company, your Severance Pay will cease and you will not be paid the remaining portion of the Severance Pay. The Company will issue a Form W-2 to you covering payment of the Severance Pay and amounts paid to you pursuant to paragraph 3 below.
2.Unemployment Compensation. The Company agrees not to contest any claim you may make for unemployment compensation benefits based upon the fact of your termination. However, the Company reserves the right to make truthful statements to correct any inaccuracies.

3.Cooperation and Support. Subject to your execution, delivery and non-revocation of the Release by the Release Effective Date, the Company shall also pay to you an amount equal to $50,990, less applicable taxes and withholdings (the “Support Retainer”), which amount shall be paid to you over the period beginning on July 1, 2018 through August 31, 2018, in accordance with Company’s regular payroll schedule. The Support Retainer is in consideration for your ongoing cooperation with and support to the Company regarding matters in which you have been involved during your employment with the Company. Accordingly, at any time following the Termination Date, to the extent reasonably requested by the Company, you shall cooperate with the Company in connection with matters arising out of your employment with the Company and you shall be reimbursed for reasonable documented expenses incurred in connection with this cooperation to the extent that such expenses exceed the Support Retainer.
4.Benefit Continuation. If you currently participate in any Company health benefits plans, your current coverage will continue until the end of the month in which your employment terminates. You will have the ability to elect to continue your current group medical and/or dental insurance coverage for you and your eligible dependents (if any) under the federal law known as the Consolidated Omnibus Reconciliation Act (COBRA) for the applicable COBRA continuation period. Except as provided herein, your right to any and all Company benefits will terminate on the Termination Date.
5.Full and Complete Compensation. The payments and benefits described above satisfy and are in lieu of: (i) all obligations which the Company and/or any of the Inovalon Parties (defined in the Release) may have owed to you or which may be owed to you; (ii) all compensation, vacation pay, and benefits which may be owing to you; and (iii) all claims which you may have against any of the Inovalon Parties based on any act, conduct, policy, practice, or omission occurring prior to the date that you execute the Release. You agree you have received all payments (other than the benefits described in this Agreement) owed to you by the Company and the full benefit of, any policy of the Company or any agreement between you and any of the Inovalon Parties.
6.Confidentiality. You will keep the terms of this Agreement confidential, except that you may disclose this Agreement to: (1) your spouse and your parents, provided they agree to keep the terms of this Agreement confidential; (2) your accountant or attorney, in which case, you agree not to waive any applicable privilege regarding that discussion; and (3) any other person to whom disclosure is necessary in order to comply with a legal duty, such as a duty that may arise under the Internal Revenue Service or Social Security regulations or statutes. You agree that if you (or anyone to whom you permissibly disclose the terms of this Agreement) disclose the terms, manner, amount, conditions and/or substance of this Agreement, you will be liable to the Company for liquidated damages in the amount of $5,000 for each disclosure, up to a maximum of $20,000. You agree that these liquidated damages in the amount above represent compensation, not a penalty, and although the Company’s damages for your breach of this paragraph are incapable of being accurately measured at this time, this liquidated damage amount is a reasonable estimation of damage to the Company in the event of such breach.
During your employment with Company you have had access to confidential Company and employee-related information. This Agreement, as well as the Amended and Restated Employment Agreement that you executed on or about December 3, 2014 (the “Employment Agreement”) as incorporated herein, prohibits you from disclosing or using, either directly or indirectly, any confidential information of Company or its employees or retaining or removing any confidential information of Company or its employees. Additionally, you must return all confidential and proprietary information obtained during your employment with Company. Please be advised that your obligation not to disclose any proprietary and/or confidential information of Company continues after the Termination Date and you must not either directly or indirectly disclose any confidential or proprietary information of Company or its employees.

7.No Current Filings. You affirm that, except for anonymous or confidential whistleblower complaints and reports of alleged violations of law to an appropriate government, you have not filed, caused to be filed, or presently are a party to any claim, complaint, or action against the Company in any forum or form. You further affirm that you have been paid and/or have received all leave (paid and unpaid), compensation, wages, bonuses, and/or benefits that are due to you, except as provided in this Agreement. You furthermore affirm that you have no known workplace injuries and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act. You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.
8.No Violations of Code of Conduct. You acknowledge that the Company has encouraged you to report to the Company’s Chief Executive Officer and/or Board of Directors, or through any of the available reporting avenues set up by the Company, any violations or suspected violations of the Inovalon Code of Business Conduct and Ethics as contained within the Inovalon Employee Handbook.
9.Non-Admission. The foregoing payments and agreements are made without any admission as to fault, liability, wrongdoing or the validity of any other party’s position by you or any of the Inovalon Parties, all of who expressly deny any and all fault, liability or wrongdoing.
10.Non-Disparagement. You agree not to make or authorize the making of any disparaging remarks, comments, or statements about the Company, including its present or former agents, employees, officers, or directors. The Company agrees not to make any disparaging remarks, comments, or statements about you and, as appropriate, will advise selected personnel to avoid disparaging comments about you. Nothing in this Agreement precludes you from discussing terms and conditions of employment or exercising rights protected under federal labor law.
11.Return of Company Property. By signing this Agreement, you agree and acknowledge that you will return to the Company prior to your Termination Date all originals and copies of Company documents and all Company property, including without limitation, computer files, diskettes, database information, client information, sales documents, financial statements, budgets and forecasts, computers, keys, and corporate credit cards.
12.Protected Rights.
(a)    Notwithstanding anything to the contrary in this Agreement, you understand that nothing in this Agreement is intended to prohibit you and you are not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any other self-regulatory agencies or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, you do not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and are not required to notify the Company that you have engaged in any such communications or made any such reports or disclosures. You agree, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that you may receive and fully retain any award from a whistleblower award program administered by a Government Agency.
(b)    In addition, you are advised that 18 U.S.C. § 1833(b) states:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
13.Agreement Void Upon Rehire. By signing this Agreement, you agree and acknowledge that if you accept employment with the Company or any other employer prior to your Termination Date, this Agreement will become null and void.
14.Entire Agreement. This Agreement contains the entire agreement between us concerning the subject matter hereof and supersedes all prior oral and written communications and agreements between the parties concerning such subject matter. Neither this Agreement, nor any of its terms, may be waived, added to, changed or altered except in a writing signed by you and an authorized representative of Company.
15.Survival of Employment Agreement Provisions. You hereby acknowledge and agree that the obligations under Sections 4.9, 5, 6, 7.1 and 7.2 of the Employment Agreement shall continue and survive in accordance with its terms following the Termination Date.
16.Consultation with an Attorney. You have been advised to consult with your attorney before signing this Agreement. You agree, however, that Company shall not be required to pay any of your attorneys’ fees in this or any related matter and that the severance monies received pursuant to paragraphs 1 and 3 are in full and complete settlement of all matters between you and the Company, including, but not limited to, attorneys’ fees and costs.
17.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws or other principles which would seek to apply the laws of any other jurisdiction.
18.At-Will Employment. By signing this Agreement, you acknowledge that you have been, at all times, an “at will” employee of the Company.
19.Knowing and Voluntary. By signing this Agreement, you acknowledge that you have carefully read and fully understand all its provisions, and that you are signing it voluntarily. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.
20.Severability. Any provision of this Agreement which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

 Inovalon, Inc. and Inovalon Holdings, Inc.

By:	/s/ Shauna L. Vernal	By:	/s/ Keith Dunleavy, MD
	Shauna L. Vernal		Keith Dunleavy, MD
			Chief Executive Officer

Date:	12.12.17	Date:	12.13.17

WAIVER AND RELEASE OF CLAIMS
In connection with the termination of employment of Shauna Vernal, (“Executive”) pursuant to the separation agreement between Executive and Inovalon, Inc. and Inovalon Holdings, Inc., (collectively, the “Company”), dated as of December 7, 2017 (the “Separation Agreement”), Executive agrees to the terms of this Waiver and Release of Claims (this “Release”). Capitalized terms used but not defined herein shall have the meanings given to them in the Separation Agreement.
1.    Waiver and Release. For and in consideration of the payments and benefits provided in paragraphs and 3 of the Separation Agreement (the “Severance Amount”), Executive, for and on behalf of Executive and her heirs, administrators, executors, and assigns, effective as of the Effective Date (as defined in Section 2 below), does fully and forever waive and release, remise, and discharge the Company, and its affiliates, subsidiaries, divisions, and related companies, and its and their present, former, and future successors and assignees, and all of its and their current, former, and future owners, officers, stockholders, employees, officers, attorneys, accountants, directors, assigns, and agents thereof, both individually and in their representative capacities, and insurers, Company employee benefit plans, programs, arrangements and their administrators, functionaries and fiduciaries (collectively, the “Inovalon Parties”), from any and all claims, suits and causes of action, known or unknown, in any way arising out of, relating to, or resulting from: (a) Executive’s employment with any of the Inovalon Parties or the termination thereof; (b) any fact, statement, or conduct made or occurring prior to the execution of this Release by Executive; (c) Executive’s employment or business custom, practice, or policy of any of the Inovalon Parties; or (d) any conduct or decision of any of the Inovalon Parties which in any way affected Executive, or discussions leading up to and/or culminating in the Separation Agreement, or Executive’s rights, if any, to any benefit due to Executive under any pension plan based upon Executive’s service with the Company through the Termination Date. This release of claims includes, but is not limited to, all claims arising under the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Age Discrimination in Employment Act, as amended; the Occupational Safety and Health Act of 1990, as amended; the Maryland Occupational Safety and Health Laws, as amended; the Maryland Equal Pay Law, as amended; the Maryland Human Rights Act, as amended; and any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegations for compensation, damages, costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This general release may not be construed to waive any right that is not subject to waiver by private agreement, including without limitation, any claims arising under state unemployment insurance or workers compensation laws.
2.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive in the Separation Agreement, Executive hereby irrevocably and unconditionally fully and forever waives, releases and discharges the Company from any and all claims, whether known or unknown, from the beginning of time to the date of the execution of this Release arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, and its implementing regulations. By signing this Release, Executive hereby acknowledges and confirms that: (i) Executive has read this Release in its entirety and understand all of its terms; (ii) Executive has been advised of and has availed herself of her right to consult with her attorney prior to executing this Release; (iii) Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, any covenants contained herein; (iv) Executive is executing this Release in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (v) Executive was given at least twenty-one (21) days to consider the terms of this Release and consult with an attorney of her choice, although she may sign it sooner if desired; (vi) Executive understands that she have seven (7) days from the date she signs this Release to revoke this Release by delivering written notice of revocation to Patty Donnelly, Senior Vice President, Human Resources, at the address of the Company, 4321 Collington Road, Bowie, Maryland 20716; and (vii) Executive understands that this Release does not apply to rights and claims under the ADEA or the Older Workers Benefits Protection Act that may arise after the date on which you sign this Release. This Release shall not become effective until the eighth (8th) day following Executive’s execution of it (the “Effective Date”).
3.    Governing Law. This Release shall be construed and enforced under and be governed in all respects by the laws of the State of Maryland without regard to the conflict of laws principles thereof.
IN WITNESS WHEREOF, Executive has hereunto set her hand as of the day and year set forth opposite Executive’s signature below.

12.12.17                /s/ Shauna Vernal
DATE                    Shauna Vernal